Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in these Registration Statements (Form S-8, Nos. 333‑184223, 333-192345, and 333-225548) of Sound Financial Bancorp, Inc. of our report dated March 12, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Sound Financial Bancorp, Inc. and Subsidiary, appearing in this Annual report on Form 10-K for the year ended December 31, 2019.

/s/ Moss Adams, LLP

Everett, Washington
March 12, 2020